Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Andrew Samuel	John A. Featherman III
	Chairman and CEO	Chairman, President, and CEO
	Tower Bancorp, Inc.	First Chester County Corporation
	(717) 724-2800	(484) 881-4100

TOWER AND FIRST CHESTER SHAREHOLDERS APPROVE ACQUISITION

Mid-December Closing Expected; Regional Name and Leadership Unveiled

December 8, 2010 HARRISBURG, PA — Shareholders of Tower Bancorp, Inc. (“Tower”) (NASDAQ: TOBC) and First Chester County Corporation (“First Chester”) (NASDAQ: FCEC) each voted overwhelmingly today to approve the merger of Tower and First Chester.

“We are grateful for our shareholders’ overwhelming support for this merger,” said John A. Featherman III, chairman, president and CEO of First Chester.  “In approving the transaction, our shareholders recognize the importance of bringing together the similar cultures and strong commitments to their respective communities of First Chester and Tower.  The increased scale, strong regulatory capital, and diverse customer base of the combined company will provide a strong platform for future growth.”

Andrew Samuel, chairman and CEO of Tower, added, “We are pleased by the strong support of Tower and First Chester shareholders for this acquisition, which will provide significant growth and long-term value to employees, customers, shareholders, and the communities we serve.”

The combined organization will have approximately $2.7 billion in assets and include an increased branch network of 49 offices in central and southeastern Pennsylvania.

The parties also announced that upon completion of the transaction, the former First National Bank of Chester County branches will operate as a regional division of Tower’s bank subsidiary, Graystone Tower Bank, under the name “1N Bank, a division of Graystone Tower Bank,” while maintaining the existing “1n” logo and brand.  During the initial integration period and until a division President is named, Jeff Renninger, Tower’s Chief Operating Officer, will lead the 1N Bank division team, with support from John A. Featherman III, as Chairman and Chief Executive Officer of the 1N Bank division.  Additional regional executives include Dave Roland, SVP and Commercial Loan Manager and Elizabeth Golding, SVP and Retail Executive.

“Our organization continues to attract the top talent in the industry,” commented Samuel. “Dave and Liz bring a tremendous level of in-market experience to the 1N Bank division and we are thrilled to have them on our team as we seek to grow this franchise.”

The transaction is expected to close mid-December 2010, pending the satisfaction of customary closing conditions.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 26 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank.  With total assets of approximately $1.6 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need.  Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

About First Chester County Corporation

First Chester County Corporation and its wholly owned subsidiary, First National Bank of Chester County, is a financial institution with $1.14 billion in assets and 23 branch offices located in Chester, Delaware, Lancaster and Cumberland counties. Founded in 1863, First National Bank of Chester County is the eighth oldest national bank in the country. First National provides quality financial services to individuals, businesses, government entities, nonprofit organizations, and community service groups. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. For more information, visit www.1nbank.com. Mortgage services are provided through American Home Bank, a division of First National Bank of Chester County. American Home Bank (AHB) has multiple national delivery channels in the retail and wholesale mortgage arena as well as joint venture mortgage partnerships with builders and systems-built manufacturers. For more information visit www.bankahb.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in filings by Tower Bancorp, Inc. and First Chester Financial Corporation with the Securities and Exchange Commission (SEC).

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